As filed with the U.S. Securities and Exchange Commission on July 27, 2016

File No. 333-208895

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

PRE-EFFECTIVE AMENDMENT NO. ☐

POST-EFFECTIVE AMENDMENT NO. 1 ☒

JOHN HANCOCK FUNDS II
(Exact Name of Registrant as Specified in Charter)

601 Congress Street
Boston, Massachusetts 02210
(Address of Principal Executive Offices)

617-663-2999
(Registrant’s Area Code and Telephone Number)

John J. Danello, Esq.
601 Congress Street
Boston, Massachusetts 02210
(Name and Address of Agent for Service)

Copies to:

Brian D. McCabe, Esq.
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199

JOHN HANCOCK FUNDS II

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A — Proxy Statement/Prospectus - Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on February 12, 2016 SEC accession number 0001133228-16-007397.

Part B — Statement of Additional Information - Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act February 12, 2016 SEC accession number 0001133228-16-007397.

Part C — Other Information

Signature Page

Exhibits - The sole purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on January 6, 2016: (i) the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (ii) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14. Part C of this Registration Statement has been updated as necessary.

PART C
OTHER INFORMATION

Item 15. Indemnification

No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Funds II (“Registrant”) on Form N-1A under the 1933 Act and the 1940 Act (File Nos. 333-126293 and 811-21779) as filed with the Securities and Exchange Commission (the “SEC”) on July 8, 2016 (accession no. 0001133228-16-010760), which information is incorporated herein by reference.

Item 16. Exhibits

1(a)	Agreement and Declaration of Trust dated June 28, 2005 – previously filed as exhibit (a) to initial registration statement on Form N-1A filed on June 30, 2005, accession number 0000950135-05-003640.
1(a)(1)	Amended and Restated Agreement and Declaration of Trust dated August 12, 2005 – previously filed as exhibit (a)(2) to pre-effective amendment no. 1 filed on September 30, 2005, accession number 0000950135-05-005616.
1(a)(2)	Amendment dated September 29, 2006 to the Amended and Restated Declaration of Trust dated August 12, 2005 – previously filed as exhibit (a)(3) to post-effective amendment no. 10 filed on December 26, 2006, accession number 0001010521-06-000984.
1(a)(3)	Amendment dated July 9, 2008 to the Amended and Restated Declaration of Trust dated August 12, 2005 relating to amending and restating of Section 8.4 – previously filed as exhibit (a)(4) to post-effective amendment no. 28 filed on December 24, 2009, accession number 0000950123-09-073185.
1(a)(4)	Amendment dated September 26, 2008 to the Amended and Restated Declaration of Trust dated August 12, 2005 relating to amending and restating of Section 2.14 – previously filed as exhibit (a)(4) to post-effective amendment no. 22 filed on December 24, 2008, accession number 0000950135-08-008571.
1(a)(5)	Amendment dated December 29, 2008 to the Amended and Restated Declaration of Trust dated August 12, 2005 relating to the termination of Emerging Growth and Small Cap Funds – previously filed as exhibit (a)(6) to post-effective amendment no. 28 filed on December 24, 2009, accession number 0000950123-09-073185.
1(a)(6)	Amendment dated May 15, 2009 to the Amended and Restated Declaration of Trust dated August 12, 2005 relating to the termination of Absolute Return and Small Company Funds – previously filed as exhibit (a)(7) to post-effective amendment no. 28 filed on December 24, 2009, accession number 0000950123-09-073185.
1(a)(7)	Amendment dated May 15, 2009 to the Amended and Restated Declaration of Trust dated August 12, 2005 relating to the termination of Emerging Growth, Core Equity, Mid Cap Value and Small Cap Funds – previously filed as exhibit (a)(8) to post-effective amendment no. 28 filed on December 24, 2009, accession number 0000950123-09-073185.
1(a)(8)	Amendment dated May 15, 2009 to the Amended and Restated Declaration of Trust dated August 12, 2005 relating to the termination of Emerging Growth, Core Equity, Mid Cap Value and Small Cap Funds – previously filed as exhibit (a)(9) to post-effective amendment no. 30 filed on February 12, 2010, accession number 0000950123-10-012200.

1(a)(9)	Amended and Restated Agreement and Declaration of Trust dated January 22, 2016 – previously filed as exhibit (a) to post-effective amendment no. 167 filed on April 27, 2016, accession number 0001133228-16-009273.
1(a)(10)	Amendment dated March 22, 2016 to the Amended and Restated Agreement and Declaration of Trust dated January 22, 2016 – previously filed as exhibit (a)(1) to post-effective amendment no. 167 filed on April 27, 2016, accession number 0001133228-16-009273.
1(a)(11)	Amendment dated April 11, 2016 to the Amended and Restated Agreement and Declaration of Trust dated January 22, 2016 – previously filed as exhibit (a)(1) to post-effective amendment no. 167 filed on April 27, 2016, accession number 0001133228-16-009273.
2(a)	By-Laws of the Registrant dated June 28, 2005 – previously filed as exhibit (b) to initial registration statement on Form N-1A filed on June 30, 2005, accession number 0000950135-05-003640.
2(a)(1)	Amendment dated December 13, 2006 to By-laws of the Registrant dated June 28, 2005 – previously filed as exhibit (b)(2) to post-effective amendment no. 160 filed on November 25, 2015, accession number 0001133228-15-006091.
2(a)(2)	Amendment dated March 10, 2016 to By-laws of the Registrant dated June 28, 2005 – previously filed as exhibit (b)(3) to post-effective amendment no. 165 filed on March 28, 2016, accession number 0001133228-16-008538.
3	Not Applicable.
4	Agreement and Plan of Reorganization, dated May 13, 2016, by and between John Hancock Small Cap Equity Fund, a series of John Hancock Investment Trust II, and John Hancock New Opportunities Fund, a series of the Registrant – FILED HEREWITH.
5	Included in Exhibits 1 and 2 hereto.
6(a)	Advisory Agreement dated January 1, 2014, between John Hancock Funds II and John Hancock Advisers, LLC – previously filed as exhibit (d)(1)(Y) to post-effective amendment no.116 filed on December 24, 2013, accession number 0001133228-13-005161.
6(a)(1)	Amendment dated June 25, 2014 to Advisory Agreement dated January 1, 2014, between John Hancock Funds II and John Hancock Advisers, LLC – previously filed as exhibit (d)(1)(B) to post-effective amendment no. 160 filed on November 25, 2015, accession number 0001133228-15-006091.
6(a)(2)	Amendment dated September 26, 2014 to Advisory Agreement dated January 1, 2014, between John Hancock Funds II and John Hancock Advisers, LLC – previously filed as exhibit (d)(1)(B) to post-effective amendment no.145 filed on November 14, 2014, accession number 0001133228-14-004109.
6(a)(3)	Amendment dated November 25, 2014 to Advisory Agreement dated January 1, 2014, between John Hancock Funds II and John Hancock Advisers, LLC – previously filed as exhibit (d)(1)(C) to post-effective amendment no.146 filed on November 26, 2014, accession number 0001133228-14-004245.
6(a)(4)	Amendment dated December 17, 2014 to Advisory Agreement dated January 1, 2014, between John Hancock Funds II and John Hancock Advisers, LLC – previously filed as exhibit (d)(1)(D) to post-effective amendment no.150 filed on December 23, 2014, accession number 0001133228-14-004936.

6(a)(5)	Amendment dated June 25, 2015 to Advisory Agreement dated January 1, 2014, between John Hancock Funds II and John Hancock Advisers, LLC – previously filed as exhibit (d)(1)(F) to post-effective amendment no.162 filed on December 28, 2015, accession number 0001133228-15-006622.
6(a)(6)	Amendment dated March 28, 2016 to Advisory Agreement dated January 1, 2014, between John Hancock Funds II and John Hancock Advisers, LLC – previously filed as exhibit (d)(1)(G) to post-effective amendment no.165 filed on March 28, 2016, accession number 0001133228-16-008538.
6(b)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and John Hancock Asset Management a division of Manulife Asset Management (North America) Limited – previously filed as exhibit (d)(2) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(b)(1)	Amendment dated March 10, 2016, to Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and John Hancock Asset Management a division of Manulife Asset Management (North America) Limited – previously filed as exhibit (d)(2) to post-effective amendment no. 165 filed on March 28, 2016, accession number 0001133228-16-008538.
6(c)(1)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and John Hancock Asset Management a division of Manulife Asset Management (US) LLC – previously filed as exhibit (d)(3) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(c)(2)	Amendment dated September 26, 2014 to Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and John Hancock Asset Management a division of Manulife Asset Management (US) LLC – previously filed as exhibit (d)(3)(B) to post-effective amendment no.145 filed on November 14, 2014, accession number 0001133228-14-004109.
6(c)(3)	Amendment dated December 17, 2014 to Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and John Hancock Asset Management a division of Manulife Asset Management (US) LLC – previously filed as exhibit (d)(3)(C) to post-effective amendment no. 153 filed on February 20, 2015, accession number 0001133228-15-000446.
6(c)(4)	Amendment dated March 10, 2016, to Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and John Hancock Asset Management a division of Manulife Asset Management (US) LLC – previously filed as exhibit (d)(2) to post-effective amendment no. 165 filed on March 28, 2016, accession number 0001133228-16-008538.
6(d)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Baillie Gifford Overseas Ltd. – previously filed as exhibit (d)(4) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(e)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Declaration Management & Research LLC – previously filed as exhibit (d)(6) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(f)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Deutsche Investment Management Americas Inc. – previously filed as exhibit (d)(7)(A) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(g)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Dimensional Fund Advisors LP – previously filed as exhibit (d)(8) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.

6(h)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and First Quadrant, L.P. – previously filed as exhibit (d)(9) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(i)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Franklin Advisers, Inc. – previously filed as exhibit (d)(10) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(j)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Franklin Mutual Advisers, LLC – previously filed as exhibit (d)(11) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(k)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Franklin Templeton Investments Corp. – previously filed as exhibit (d)(12) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(l)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Grantham, Mayo, Van Otterloo & Co. LLC – previously filed as exhibit (d)(13) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(m)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Invesco Advisers, Inc. – previously filed as exhibit (d)(14) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(n)(1)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Jennison Associates LLC – previously filed as exhibit (d)(15) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(n)(2)	Amendment dated July 17, 2014 to the Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Jennison Associates LLC – previously filed as exhibit (d)(14)(B) to post-effective amendment no.146 filed on November 26, 2014, accession number 0001133228-14-004245.
6(o)(1)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Pacific Investment Management Company LLC – previously filed as exhibit (d)(16) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(o)(2)	Form of Amendment dated December 18, 2014 to Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Pacific Investment Management Company LLC – previously filed as exhibit (d)(14)(B) to post-effective amendment no. 150 filed on December 23, 2014, accession number 0001133228-14-004936.
6(p)(1)	Subadvisory Agreement dated May 30, 2014 between John Hancock Advisers, LLC and QS Investors, LLC – previously filed as exhibit (d)(15)(A) to post-effective amendment no.162 filed on December 28, 2015, accession number 0001133228-15-006622.
6(p)(2)	Notice of Termination of Subadvisory Agreement to certain series by QS Investors, LCC dated December 18, 2014 – previously filed as exhibit (d)(15)(B) to post-effective amendment no.162 filed on December 28, 2015, accession number 0001133228-15-006622.
6(q)	Subadvisory Agreement dated March 14, 2014 between John Hancock Advisers, LLC and Robeco Investment Management, Inc. – previously filed as exhibit (d)(18) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.

6(r)(1)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Standard Life Investments (Corporate Funds) Limited – previously filed as exhibit (d)(20) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(r)(2)	Form of Sub-Subadvisory Agreement dated June 25, 2015 between Standard Life Investments (Corporate Funds) Limited and Standard Life Investments (USA) Limited – previously filed as exhibit (d)(17)(B) to post-effective amendment no.162 filed on December 28, 2015, accession number 0001133228-15-006622.
6(s)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Stone Harbor Investment Partners LP – previously filed as exhibit (d)(21) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(t)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and T. Rowe Price Associates, Inc. – previously filed as exhibit (d)(22) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(u)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Turner Investments, L.P. – previously filed as exhibit (d)(23) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(v)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Templeton Investment Counsel, LLC. – previously filed as exhibit (d)(24)(A) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(w)	Subadvisory Agreement dated January 1, 2015 between Templeton Investment Counsel, Inc. and Templeton Global Advisors Limited, in relation to International Value Fund – previously filed as exhibit (d)(17)(B) to post-effective amendment no.162 filed on December 28, 2015, accession number 0001133228-15-006622.
6(x)(1)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Wellington Management Company LLP – previously filed as exhibit (d)(25) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(x)(2)	Notice of Termination of Subadvisory Agreement by Wellington Management Company LLP as to the Natural Resources Fund dated July 1, 2014 – previously filed as exhibit (d)(21)(B) to post-effective amendment no.162 filed on December 28, 2015, accession number 0001133228-15-006622.
6(y)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Wells Capital Management, Incorporated – previously filed as exhibit (d)(26) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(z)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Western Asset Management Company – previously filed as exhibit (d)(27)(A) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.
6(aa)	Subadvisory Agreement dated January 1, 2014 between Western Asset Management Company and Western Asset Management Company Limited, in relation to High Yield Fund – previously filed as exhibit (d)(23)(B) to post-effective amendment no.162 filed on December 28, 2015, accession number 0001133228-15-006622.
6(bb)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Allianz Global Investors U.S. LLC. – previously filed as exhibit (d)(28) to post-effective amendment no. 134 filed on June 26, 2014, accession number 0001133228-14-002117.

6(cc)	Subadvisory Agreement dated September 26, 2014 between John Hancock Advisers, LLC and Brandywine Global Investment Management, LLC. – previously filed as exhibit (d)(27) to post-effective amendment no.146 filed on November 26, 2014, accession number 0001133228-14-004245.
6(dd)	Subadvisory Agreement dated September 26, 2014 between John Hancock Advisers, LLC and Gannett Welsh & Kotler, LLC. – previously filed as exhibit (d)(28) to post-effective amendment no.146 filed on November 26, 2014, accession number 0001133228-14-004245.
6(ee)	Research, Advisory and Investment Management Agreement dated January 1, 2014 between Deutsche Asset Management, Inc. and RREEF America L.L.C. – previously filed as exhibit (d)(6)(B) to post-effective amendment no.162 filed on December 28, 2015, accession number 0001133228-15-006622.
6(ff)	Research, Advisory and Investment Management Agreement dated January 1, 2014 between RREEF America L.L.C. and Deutsche Alternative Asset Management (Global) Limited. – previously filed as exhibit (d)(6)(C) to post-effective amendment no.162 filed on December 28, 2015, accession number 0001133228-15-006622.
6(gg)	Amended Research and Advisory Agreement dated January 1, 2014 between RREEF America L.L.C. and Deutsche Investments Australia Limited – previously filed as exhibit (d)(6)(D) to post-effective amendment no.162 filed on December 28, 2015, accession number 0001133228-15-006622.
7	Distribution Agreement dated October 17, 2005 between Registrant and John Hancock Funds, LLC – previously filed as exhibit (e) to post-effective amendment no. 2 filed on January 10, 2006, accession number 0001010521-06-000023.
8	Not Applicable.
9(a)(1)	Master Custodian Agreement dated September 26, 2008 between John Hancock Funds II and State Street Bank and Trust Company – previously filed as exhibit (g) to post-effective amendment no. 22 filed on December 24, 2008, accession number 0000950135-08-008571.
9(a)(2)	Amendment dated October 1, 2015 to Master Custodian Agreement dated September 26, 2008 between John Hancock Funds II and State Street Bank and Trust Company – previously filed as exhibit (g)(1)(b) to post-effective amendment no. 160 filed on November 25, 2015, accession number 0001133228-15-006091.
9(a)(3)	Master Global Custodian Agreement dated March 3, 2014 between John Hancock Funds II and Citibank, N.A., – previously filed as exhibit (g)(2)(a) to post-effective amendment no. 160 filed on November 25, 2015, accession number 0001133228-15-006091.
9(a)(4)	Amendment dated June 10, 2015 to Master Global Custodian Agreement dated March 3, 2014 between John Hancock Funds II and Citibank, N.A., – previously filed as exhibit (g)(2)(b) to post-effective amendment no. 160 filed on November 25, 2015, accession number 0001133228-15-006091.
10(a)(1)	Plan of Distribution pursuant to Rule 12b-1 relating to Class 1 Shares – previously filed as exhibit (m)(1) to post-effective amendment no. 2 filed on January 10, 2006, accession number 0001010521-06-000023.
10(a)(2)	Plan of Distribution pursuant to Rule 12b-1 relating to Class 3 Shares – previously filed as exhibit (m)(2) to post-effective amendment no. 2 filed on January 10, 2006, accession number 0001010521-06-000023.

10(a)(3)	Plan of Distribution pursuant to Rule 12b-1 relating to Class A Shares – previously filed as exhibit (m)(3) to post-effective amendment no. 2 filed on January 10, 2006, accession number 0001010521-06-000023.
10(a)(4)	Plan of Distribution pursuant to Rule 12b-1 relating to Class B Shares – previously filed as exhibit (m)(4) to post-effective amendment no. 2 filed on January 10, 2006, accession number 0001010521-06-000023.
10(a)(5)	Plan of Distribution pursuant to Rule 12b-1 relating to Class C Shares – previously filed as exhibit (m)(5) to post-effective amendment no. 2 filed on January 10, 2006, accession number 0001010521-06-000023.
10(a)(6)	Plan of Distribution pursuant to Rule 12b-1 relating to Class R Shares dated June 30, 2006 – previously filed as exhibit (m)(6) to post-effective amendment no. 16 filed on December 24, 2007, accession number 0000950135-07-007767.
10(a)(7)	Plan of Distribution pursuant to Rule 12b-1 relating to Class R1 Shares dated June 30, 2006 – previously filed as exhibit (m)(7) to post-effective amendment no. 16 filed on December 24, 2007, accession number 0000950135-07-007767.
10(a)(8)	Plan of Distribution pursuant to Rule 12b-1 relating to Class R2 Shares – previously filed as exhibit (m)(12) to post-effective amendment no. 69 filed on February 28, 2012, accession number 0000950123-12-003792.
10(a)(9)	Plan of Distribution pursuant to Rule 12b-1 relating to Class R3 Shares – previously filed as exhibit (m)(7) to post-effective amendment no. 2 filed on January 10, 2006, accession number 0001010521-06-000023.
10(a)(10)	Plan of Distribution pursuant to Rule 12b-1 relating to Class R4 Shares – previously filed as exhibit (m)(8) to post-effective amendment no. 2 filed on January 10, 2006, accession number 0001010521-06-000023.
10(a)(11)	Plan of Distribution pursuant to Rule 12b-1 relating to Class R5 Shares – previously filed as exhibit (m)(11) to post-effective amendment no. 7 filed on June 30, 2006, accession number 0001010521-06-000549.
10(a)(12)	Class R4 Rule 12b-1 Fee Waiver Letter Agreement dated September 16, 2015, between the Registrant and John Hancock Funds, LLC – previously filed as exhibit (h)(10) to post-effective amendment no.162 filed on December 28, 2015, accession number 0001133228-15-006622.
10(a)(13)	Amended and Restated Multiple Class Plan dated as of December 17, 2014, pursuant to Rule 18f-3 –previously filed as exhibit (n) to post-effective amendment no. 152 filed on January 26, 2015, accession number 0001133228-15-000301.
11	Opinion and Consent of Ropes & Gray LLP, regarding legality of issuance of shares and other matters – previously filed as exhibit 99.11 to the initial registration statement on Form N-14 filed on January 6, 2016, accession number 0001133228-16-006790.
12	Opinion of Ropes & Gray LLP on tax matters relating to the reorganization of John Hancock Small Cap Equity Fund, a series of John Hancock Investment Trust II, with and into John Hancock New Opportunities Fund, a series of the Registrant – FILED HEREWITH.

13(a)(1)	Amended and Restated Transfer Agency and Service Agreement for John Hancock Funds dated July 1, 2013 – previously filed as exhibit (h)(1) to post-effective amendment no. 113 filed on December 19, 2013, accession number 0001133228-13-005052.
13(a)(2)	Amendment dated October 1, 2013 to the Amended and Restated Transfer Agency and Service Agreement dated July 1, 2013 – previously filed as exhibit (h)(1)(A) to post-effective amendment no. 113 filed on December 19, 2013, accession number 0001133228-13-005052.
13(b)(1)	Class R Service Plan dated June 30, 2006 – previously filed as exhibit (h)(3) to post-effective amendment no. 16 filed on December 24, 2007, accession number 0000950135-07-007767.
13(b)(2)	Class R1 Service Plan dated June 30, 2006 – previously filed as exhibit (h)(4) to post-effective amendment no. 16 filed on December 24, 2007, accession number 0000950135-07-007767.
13(b)(3)	Class R2 Service Plan – previously filed as exhibit (h)(12) to post-effective amendment no. 69 filed on February 28, 2012, accession number 0000950123-12-003792.
13(b)(4)	Class R3 Service Plan – previously filed as exhibit (h)(6) to post-effective amendment no. 8 filed on July 18, 2006, accession number 0001010521-06-000572.
13(b)(5)	Class R4 Service Plan – previously filed as exhibit (h)(7) to post-effective amendment no. 8 filed on July 18, 2006, accession number 0001010521-06-000572.
13(b)(6)	Class R5 Service Plan – previously filed as exhibit (h)(8) to post-effective amendment no. 8 filed on July 18, 2006, accession number 0001010521-06-000572.
13(c)	Amendment to Securities Lending Agency Agreement dated as of October 20, 2008 between Registrant and The Goldman Sachs Trust Company – previously filed as exhibit (h)(12) to post-effective amendment no. 22 filed on December 24, 2008, accession number 0000950135-08-008571.
13(d)	Amended and Restated Service Agreement dated June 25, 2014 between Registrant and John Hancock Advisers, LLC – previously filed as exhibit (h)(10) to post-effective amendment no. 139 filed on August 25, 2014, accession number 0001133228-14-002932.
13(e)	Expense Limitation Letter Agreement and Voluntary Expense Limitation Notice dated September 9, 2015 between the Registrant and John Hancock Advisers, LLC. – previously filed as exhibit (h)(9) to post-effective amendment no. 162 on December 28, 2015, accession number 0001133228-15-006622.
13(f)	Agreement to Waive Advisory Fees and Reimburse Expenses dated January 2, 2015 between the Registrant and John Hancock Advisers, LLC. – previously filed as exhibit (h)(15) to post-effective amendment no. 153 filed on February 20, 2015, accession number 0001133228-15-000446.
13(g)(1)	Services Agreement dated March 3, 2014 between John Hancock Mutual Funds and Citi Fund Services Ohio Inc., – previously filed as exhibit (h)(16)(A) to post-effective amendment no. 160 filed on November 25, 2015, accession number 0001133228-15-006091.
13(g)(2)	Amendment No. 1 dated February 1, 2015 to Services Agreement dated March 3, 2014 between John Hancock Mutual Funds and Citi Fund Services Ohio Inc., – previously filed as exhibit (h)(16)(B) to post-effective amendment no. 160 filed on November 25, 2015, accession number 0001133228-15-006091.

13(g)(3)	Amendment dated June 15, 2015 to Services Agreement dated March 3, 2014 between John Hancock Mutual Funds and Citi Fund Services Ohio Inc., – previously filed as exhibit (h)(16)(C) to post-effective amendment no. 160 filed on November 25, 2015, accession number 0001133228-15-006091.
14	Consent of PricewaterhouseCoopers LLP – previously filed as exhibit 99.14 to the initial registration statement on Form N-14 filed on January 6, 2016, accession number 0001133228-16-006790.
15	Not Applicable.
16	Power of Attorney – previously filed as exhibit 99.16 to the initial registration statement on Form N-14 filed on January 6, 2016, accession number 0001133228-16-006790.
17	Forms of Proxy Card – previously filed as exhibit 99.17 to the initial registration statement on Form N-14 filed on January 6, 2016, accession number 0001133228-16-006790.

Item 17. Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant agrees that a final form of the Opinion and Consent of Ropes & Gray LLP regarding certain tax matters and consequences to shareholders discussed in the Proxy Statement and Prospectus will be filed in a post-effective amendment to this registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, John Hancock Funds II, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on the 27th day of July, 2016.

JOHN HANCOCK FUNDS II

By:	/s/ Andrew G. Arnott
Name: Andrew G. Arnott
Title: President

As required by Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Andrew G. Arnott	President	July 27, 2016
Andrew G. Arnott

/s/ Charles A. Rizzo	Chief Financial Officer	July 27, 2016
Charles A. Rizzo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles L. Bardelis *	Trustee	July 27, 2016
Charles L. Bardelis

/s/ James R. Boyle* James R. Boyle	Trustee	July 27, 2016
/s/ Craig Bromley*	Trustee	July 27, 2016
Craig Bromley

/s/ Peter S. Burgess *	Trustee	July 27, 2016
Peter S. Burgess

/s/ William H. Cunningham *	Trustee	July 27, 2016
William H. Cunningham

/s/ Grace K. Fey *	Trustee	July 27, 2016
Grace K. Fey

/s/ Theron S. Hoffman *	Trustee	July 27, 2016
Theron S. Hoffman

/s/ Deborah C. Jackson*	Trustee	July 27, 2016
Deborah C. Jackson

/s/ Hassell H. McClellan *	Trustee	July 27, 2016
Hassell H. McClellan

/s/ James M. Oates *	Trustee	July 27, 2016
James M. Oates

/s/ Steven R. Pruchansky*	Trustee	July 27, 2016
Steven R. Pruchansky

/s/ Gregory A. Russo*	Trustee	July 27, 2016
Gregory A. Russo

/s/ Warren A. Thomson*	Trustee	July 27, 2016
Warren A. Thomson

*By Power of Attorney

*By: /s/ Thomas Dee Thomas Dee Attorney-In-Fact, Pursuant to Powers of Attorney filed with the Registrant’s Registration Statement on January 6, 2016.

JOHN HANCOCK FUNDS II
Index To Exhibits

Exhibit Number	Description of Exhibit
4

Agreement and Plan of Reorganization dated May 13, 2016, by and between John Hancock Small Cap Equity Fund, a series of John Hancock Investment Trust II, and John Hancock New Opportunities Fund, a series of the Registrant.

12	Opinion of Ropes & Gray LLP on tax matters relating to the reorganization of John Hancock Small Cap Equity Fund, a series of John Hancock Investment Trust II, with and into John Hancock New Opportunities Fund, a series of the Registrant, dated May 13, 2016.